Exhibit (p)(v)

Code of
ethics policy

Contents

Letter	02
Ethical principles	04
Conflicts of interest	06
Personal account dealing policy	10
Inducements Policy	16
Acknowledgement and certification	21
Appendix	22
Scope	24
Index of updates	25

Key contacts
Owner	Adam McIntosh
Approval committee	Group Compliance Committee
Annual review month	May
Business use	Internal and external
First publication	8 January 2007

1.	Introduction

1.1.	Application

This policy applies to Employees, Partners, and Contingent Workers of the Baillie Gifford Group. Please refer to pages 2 and 23 for a detailed breakdown of scope applicability.

Each of these individuals and in some specified cases, persons who are connected to the individual, are required to comply with the Code of Ethics which forms part of the ‘Personal Responsibilities’ section of the Group Compliance Manual (Manual via the Landing Page on the Loop) and their employment contract.

These individuals are known as ‘access persons’ for the purposes of US securities laws.

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Letter from the managing partner and group compliance,
legal and governance services director

Dear Colleagues,

The Code of Ethics Policy is a very important area for us because our clients have put a great deal of trust in Baillie Gifford to manage their assets in their long-term interests. For us to respect that trust there are two things that we must focus on:

•	Firstly, making sure that we put clients’ interests at the heart of everything that we do; and

•	Secondly, making sure that we identify and manage any conflicts of interest between our interests and those of the client.

The compliance culture and ethics of a firm are vitally important to clients and regulators alike. Our clients refer to the Code of Ethics Policy as the “window on the culture of the firm”. They are interested in adherence with the policy and often ask for information on code violations as an indicator of the overall culture of the firm.

Regulators have also put ‘culture’ and ‘conduct’ at the centre of their agenda. Culture is regarded as the DNA of the business, shaping behaviours and ethics. At Baillie Gifford we have built our reputation by our conduct as individuals, acting with integrity and in the interests of our clients.

The Code of Ethics Policy sets out the processes, procedures and principles in this area and we ask you to give it your full attention. If you have any questions, please do not hesitate to contact a member of the Compliance Conduct & Market Oversight team or email CodeofEthicsQueries@bailliegifford.com.

Thank you.

Andrew Telfer	Alastair Maclean

Managing Partner,	Director, Group Compliance,
Baillie Gifford & Co	Legal and Governance Services

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1.2.	Scope

The Code covers all firms within the Baillie Gifford Group and has been adopted by the relevant Boards of Baillie Gifford regulated entities within the Group and the Group Compliance Committee. It is designed to ensure compliance with relevant regulatory requirements applicable to the Baillie Gifford Group. The Code of Ethics covers:

•	The FCA Conduct Rules which apply to the vast majority of staff.

•	Guiding ethical principles which apply to all staff.

•	Managing conflicts of interest which may occur between Baillie Gifford and the personal interests of members of staff.

•	Personal dealings in covered securities receiving and giving of gifts, hospitality, and other forms of inducement.

1.3.	Purpose

At Baillie Gifford we have a fiduciary duty to our clients when acting as their investment manager or adviser. This requires us at all times to act in the best interests of our clients, to treat them fairly and to deliver good outcomes for our retail customers. We must avoid situations where we place our own interests ahead of the interests of clients. The Code of Ethics is designed to assist us in ensuring we meet these fiduciary standards when acting for clients.

1.4.	Staff obligations

As a member of staff, you are obliged to comply with your regulatory obligations under the various regulatory systems to which the Group is subject. You are required to:

•	Read and adhere to the Code of Ethics. If you have any questions, please email CodeofEthicsQueries@ bailliegifford.com (secure mailbox);

•	Complete and submit a Code of Ethics Declaration and submit a Certificate of Compliance on first becoming a member of staff and annually thereafter; and

•	Where there is not already a pre-clearance requirement or regulatory deadline in place, ensure that all other disclosure obligations required under the Code of Ethics are submitted promptly or as soon as is reasonably practicable.

You will be provided with details of any changes to the Code at the time these are made. Training will be provided on the terms of the Code as part of your staff induction and annually thereafter, or more frequently in the event of a material change.

1.5.	Violations

Failure on the part of members of staff or their Connected Persons (where applicable) to follow these procedures will be taken seriously and may be regarded as a disciplinary matter under the rules and procedures set out in the Disciplinary Procedure. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice. Members of staff may also be subject to malus provisions for bonus deferral and/or clawback provisions for bonus awards as set out in the Reward and Development Bonus Booklet.

In addition, any conduct by a member of staff that violates the Code of Ethics, including the Ethical Principles, may be considered from an FCA Conduct Rule Breach perspective (see section 2.1 below for details of the FCA Conduct Rules). If it is deemed that a Code of Ethics violation is significant in nature (e.g., evidence of intent; client materially affected; trend of repeated violations etc.), it may be escalated within Baillie Gifford to be assessed further by senior members of the HR, Compliance and Business Risk departments. Depending on the severity of the case, a formal Conduct Rule Breach may subsequently be reported to the FCA in accordance with regulatory reporting timelines.

Any member of staff who becomes aware of a violation of the Code of Ethics must promptly report that violation to a member of the Compliance Conduct & Market Oversight team or email CodeofEthicsQueries@bailliegifford.com.

1.6.	Interpretation and waiver

With respect to matters of interpretation or dispute arising under the Code of Ethics, the Group Compliance, Legal and Governance Services Director may exercise their reasonable judgment and make determinations as to the meaning and effect of the Code of Ethics. The Group Compliance, Legal and Governance Services Director may grant written waivers of the provisions of the Code in appropriate instances. However, waivers will be granted only in rare instances and some provisions of the Code that are mandated by law or regulation cannot be waived. The Group Compliance, Legal and Governance Services Director is responsible for maintaining appropriate records of and preparing any reports required with respect to, any waivers of provisions of the Code.

1.7.	Monitoring

Adherence by staff to the terms of the Code will be monitored by the Compliance Department. The issue, receipt and content of Code of Ethics Declarations and Certificates will be coordinated and monitored by that Department. Regular monitoring of personal account dealing, gifts and entertainment records and other forms of inducements will also be undertaken to ensure there are no actions which are contrary to our regulatory obligations and that we always act in the best interests of clients. The results of this monitoring will be reported to the relevant Boards and Group Compliance Committee.

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1.8.	Material changes

Material changes to the Code of Ethics must be ratified by the relevant Boards of the SEC regulated firms and investment companies within the Group and the Group Compliance Committee.

2.	Ethical principles

2.1.	Introduction

Baillie Gifford’s reputation and success is based upon its professional conduct and maintenance of high ethical standards. It is expected and indeed demanded from our clients that we adhere to robust ethical standards in all aspects of our activities.

This section of the Code of Ethics sets out guiding principles which apply to all staff relating to ethical conduct. It also provides some guidance on addressing and resolving ethical issues.

In addition, many individuals within the Group will be subject to ethical principles and codes of conduct which are adopted by various professional organisations to which they are members. Baillie Gifford’s Code of Ethics is designed to be complementary to, and consistent, with these other standards.

The FCA’s Senior Managers and Certification Regime (SMCR) introduces a set of Conduct Rules which reflect the core standards expected of staff who work within the Financial Services industry. These can be found in the FCA’s Code of Conduct sourcebook (COCON) and are composed of ten rules, six of which are applicable to all staff in scope of FCA regulation (other than ‘ancillary staff’ referred to earlier) and four additional rules applicable only to Senior Managers. Under this policy, all Baillie Gifford staff are expected to abide by the six Conduct Rules as follows:

01.	You must act with integrity.

02.	You must act with due care, skill, and diligence.

03.	You must be open and cooperative with the FCA and other regulators.

04.	You must pay due regard to the interests of customers and treat them fairly.

05.	You must observe proper standards of market conduct.

06.	You must act to deliver good outcomes for retail customers.

Conduct Rule 6 has replaced Rule 4 for retail customer business. The new Conduct Rule 6 together with a new Principle 12, overarching cross cutting rules and four consumer outcomes will apply to retail business. Please refer to the Consumer Duty Policy for further details.

These conduct rules compliment Baillie Gifford’s own guiding ethical principles and are embedded within these. The four additional rules applicable only to Senior Managers are covered separately in the SMCR Policy.

The Code of Ethics cannot cover every ethical situation that might arise at Baillie Gifford. After having read and understood the content of the Code of Ethics Policy, all members of staff will be responsible for complying not only with its letter, but also with its spirit and principles. These are set out in the Guiding Ethical Principles below.

2.2.	Guiding ethical principles

Each member of staff must follow these guiding principles.

2.2.1.	Fairness

To act fairly at all times when dealing with clients and counterparties of Baillie Gifford. Fairness requires impartiality, objectivity, and honesty.

For example, when communicating with clients you should make every reasonable effort to provide full, fair and accurate information and should avoid withholding any relevant information.

A non-exhaustive list of other examples of conduct that might breach the fairness principle is as follows:

•	Misleading a client about the risks of an investment.

•	Misleading a client about the likely performance of a product by providing inappropriate projections of future returns; or

•	Failing to acknowledge, or seeking to resolve, mistakes in dealing with clients.

2.2.2.	Honesty and integrity

To act honestly and with integrity in fulfilling the responsibilities of your role and seek to avoid any acts or omissions or business practices which damage Baillie Gifford’s reputation or which are deceitful, oppressive, or improper.

For example, Baillie Gifford should only employ fair methods to win or retain business for the firm. Staff should avoid offering unduly lavish or overly frequent gifts and hospitality and should avoid ‘pay to play’ practices, i.e., making political contributions to those in a position to influence the selection of Baillie Gifford. Baillie Gifford is committed to carrying on business fairly, honestly, and openly and has a zero-tolerance approach to bribery.

A non-exhaustive list of other examples of conduct that might breach the honesty and integrity principle is as follows:

Falsifying documents.

•	Providing false or inaccurate information to a client, regulator, auditor, Baillie Gifford itself or a third party.

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•	Mismarking the value of investments.

•	Misleading others in Baillie Gifford about the nature of risks being accepted; or

•	Failing to disclose personal dealing activity; receipt or provision of gifts and entertainment; political contributions or other outside business interests as required by the Code of Ethics.

2.2.3.	Adherence to law and regulation

To observe applicable law, regulations and professional conduct standards when carrying out your activities and to interpret and apply them to the best of your knowledge and ability according to these guiding ethical principles. To be open and cooperative with Baillie Gifford’s regulators.

For example, you must familiarise yourself with, and adhere to at all times, the requirements contained in the: Anti-Financial Crime Policy; the Anti-Money Laundering, Counter-Terrorist Financing & Sanctions Policy; the Anti-Bribery & Corruption Policy; the Code of Ethics Policy; the Market Abuse and Insider Dealing Policy; Data Protection Policy; and Information Security & Electronic Communications Policy. These policies set out your personal compliance responsibilities and are available to all staff in the ‘Personal Responsibilities’ section of the Group Compliance Manual.

A non-exhaustive list of conduct that might breach the open and cooperative with regulators principle is as follows:

•	Providing false or inaccurate information to regulators.

•	Failing to supply a regulator with appropriate documents or information when requested or required to do so and within the time limits attaching to that request or requirement; or

•	Failing to attend an interview or answer questions put by a regulator.

2.2.4.	Market conduct

When executing transactions or engaging in any form of market dealings, to observe the standards of market integrity, good practice and conduct required by, or expected of, participants in that market. To comply with relevant market codes and exchange rules.

2.2.5.	Loyalty to clients

To place the interests of our clients ahead of your own interests and to manage fairly and effectively, and to the best of your ability, any relevant conflict of interest. To the extent feasible, conflicts of interest should be avoided or at least appropriately managed and if appropriate disclosed in accordance with Baillie Gifford’s conflicts procedures.

Baillie Gifford’s investment recommendations and other proprietary information are for the exclusive use of our clients. We should not use this proprietary information for personal benefit. If in doubt, refer to the Compliance Department for guidance.

2.2.6.	Maintaining confidentiality

To respect the confidentiality of information on current, former, and prospective clients which is obtained through your work and refrain from using or disclosing this for unethical purposes or illegal advantage.

For example, you must be extremely careful when sharing confidential client data with an outside party and should only do so if it is absolutely necessary. Authorisation may be required from your Head of Department for this. If in doubt, you should refer to the Information Security and Electronic Communications Policy (located in the Staff Handbook on the Loop) which includes the four levels of data security classification and rules on how to handle this data.

2.2.7.	Transparency

If you are in any doubt that you may have a conflict of interest, or if you think that there could be a perception of one, you should disclose the details to your Head of Department, to the Compliance Department or to the relevant chairperson of the board, committee or group concerned, as appropriate.

For example, consider the situation where you have a personal shareholding in a company, and you are contributing to an investment discussion on whether to buy or sell this company for clients. It is essential to disclose this potential conflict to the chairperson and other members of that decision-making group.

Please see section 3.3 for further details on additional disclosure requirements for investment decision makers (investors and CD staff on Portfolio Construction Groups).

2.3.	Resolving ethical issues

In business life we will be confronted from time to time with ethical issues to determine. In dealing with these an important consideration is any impact the decision may have on clients. Also, has the process of coming to the decision been fair, with full consideration of the facts, issues, and alternatives? Has it involved all stakeholders with an interest? Have you identified any competing interests or conflicts of interest? These questions would be relevant where considering whether to accept a gift or entertainment, and also considering the implications of an incident.

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3.	Conflicts of interest

3.1.	Introduction

Inherent throughout the Code of Ethics is the principle that all members of staff have a responsibility to place the interests of the Group’s clients ahead of their own and resolve conflicts in favour of the Group’s clients. In order to achieve this, all activities undertaken by members of staff must be conducted in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility. Furthermore, all action taken by staff must be undertaken in a manner which does not interfere with the interests of Baillie Gifford’s clients or take unfair advantage of Baillie Gifford’s relationship with its clients.

3.2.	Identification and types of conflict of interest

3.2.1.	What is a conflict of interest?

A conflict of interest arises when personal matters or obligations interfere with business activities and influence the decisions made by members of staff, which have or could have a detrimental effect on the firm’s clients. When considering conflicts of interest, it is important to consider how the situation would be viewed by an independent party.

3.2.2.	Identification of conflicts of interest

Conflicts of interests which require to be identified by members of staff are those which arise between:

•	The Group, its connected persons, and a client of the Group; or

•	One client of the Group and another client of the Group.

3.2.3.	Types of conflicts of interest

When identifying whether a conflict of interest arises in the course of business and whether the existence of this conflict may adversely affect the interests of a client, staff should consider whether the individual, firm or certain persons connected with the firm:

•	Are likely to make a financial gain or avoid a financial loss at the expense of a client.

•	Has an interest in the outcome of the service provided to the client or of a transaction carried out on behalf of the client.

•	Has a financial or other incentive to favour the interest of another client or group of clients over the interests of the client.

•	Carries on the same business as the client; or

•	Receives or will receive from a person (other than the client) an inducement in relation to the service provided, in the form of monies, goods or services, other than the standard commission or fee.

The Group Compliance Manual (located via the Landing Page on the Loop) contains Baillie Gifford’s conflicts policy and matrix. This matrix details potential and actual conflicts of interest which have been recognised by the firm. Please refer to this document for further information regarding the types of conflict which have been identified.

If you are in doubt about whether a conflict has arisen please consult the Group Compliance, Legal and Governance Services Director.

3.3.	Duty to disclose

All members of staff have in the first instance an obligation to manage or avoid all conflicts of interest.

If it is not possible to manage or avoid a conflict of interest, then the potential or actual conflict which may impair your objectivity when undertaking your daily activities must be disclosed. All disclosures should be made to your Head of Department and the Group Compliance, Legal and Governance Services Director.

Baillie Gifford does not prohibit investors from investing in the same stocks as our clients. Nevertheless, there is an inherent conflict of interest risk that needs to be carefully managed should investors choose to do this.

Additional disclosure requirements for investment decision makers

Investment decision makers should make the following protective disclosures where appropriate:

•	Investment decision makers should declare any pre-existing personal shareholdings in a company if they are contributing to an investment discussion on whether to trade in that company for clients. This potential conflict must be disclosed to the chairperson of the relevant decision-making group, whom failing another member of that decision-making group.

On occasion, it may be prudent for an investment decision maker to step out of an investment discussion if it is felt that a conflict, or perception of a conflict, cannot be managed effectively. Such a course of action should be determined on a case by case basis.

•	Investment decision makers must also declare any personal trading activity in a company held by clients if they have been, or will be, involved in an investment discussion concerning that company. This disclosure requirement is regardless of whether the company is being traded for clients at the time. Again, this potential conflict must be disclosed to the chairperson of the relevant decision-making group, whom failing another investment decision maker in that decision- making group.

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For both scenarios above, Investors have the option of retaining their own contemporaneous record of any disclosures made or notifying the Compliance Department who will record the protective disclosure in the Code of Ethics System. Notifications to Compliance should be emailed to CodeofEthicsQueries@ bailliegifford.com (secure mailbox). An audit trail record would be beneficial in the event of any retrospective enquiry.

3.4. Outside business interests and personal associations

A personal conflict of interest can arise in relation to certain outside business interests or personal associations. Members of staff must ensure that they do not engage in any activities that would detract, divert from or conflict with the proper performance of their Baillie Gifford employment or would conflict with the interests of the firm or our clients. Members of staff must also ensure that any personal association does not affect, or reasonably appear to affect, our conduct or actions in Baillie Gifford and therefore conflict with our duties to clients or the firm.

To ensure that we comply with the requirements of global regulation, we require members of staff and Partners to inform Compliance at CodeofEthicsQueries@bailliegifford.com of any external interests at any time during employment.

3.4.1.	Types of outside business interests

The following table is a non-exhaustive list of potential outside business interests. If you have any other interests or activities that you think may need to be disclosed, please contact the Compliance Conduct &

Market Oversight team for guidance at CodeofEthicsQueries@ bailliegifford.com (secure mailbox).

Outside business interest	Disclosure requirements
Paid work out with Baillie Gifford	In general, all regular paid work out with Baillie Gifford should be disclosed to Compliance (email CodeofEthicsQueries@ bailliegifford.com). In addition, such work should also be agreed with your line manager and/or head of department as appropriate.

Discretion can be used for any ad hoc paid work that is de minimis in nature and has no obvious connection to Baillie Gifford business. Such paid work is unlikely to require disclosure.

Business related external directorships, non-executive directorships, or other external board/committee appointments (e.g., nominations committee or board observer positions)		All such positions must be disclosed to Compliance (email CodeofEthicsQueries@ bailliegifford.com). Additional disclosure and approval requirements are outlined in section 3.4.3.
Business related would include:
•	Listed companies.
•	Private companies in which Baillie Gifford invests or is likely to invest.
•	Trade bodies or professional bodies.
•	Clients.
•	Suppliers etc.
Non-business related external directorships or non-executive directorships Non-business related would include:		All such appointments must be disclosed to Compliance (email to CodeofEthicsQueries@ bailliegifford.com). No additional approval is required.
•	Private family run businesses.
•	One-person limited companies.
•	Charitable organisations or not for Profit organisations (where not a client).
External investment or finance related roles at educational, charitable, religious, or social organisations		All investment adviser related roles should be disclosed to Compliance (email to CodeofEthicsQueries@ bailliegifford.com).

Investment or finance related roles would include:		In addition, such roles should also be agreed with your line manager and/or Head of Department as appropriate.
•	Investment adviser.
•	Trustee.
•	Treasurer etc.
Politically exposed appointments		A politically exposed person, or ‘PEP’, is an individual who is or has, at any time in the preceding year, been entrusted with prominent public functions, or is an immediate family member, or a known close associate of such a person), whether paid or unpaid.

All such appointments must be disclosed to Compliance (email to CodeofEthicsQueries@ bailliegifford.com).

In addition, such roles should also be disclosed to your line manager and/or Head of Department as appropriate.

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3.4.2. Outside business interests disclosure procedures

The Compliance Conduct & Market Oversight team are the central hub for all outside business interest disclosures. This team will disseminate relevant information as appropriate to the Human Resources Department, Group Governance Services Department, Anti- Financial Crime Department and the Global Regulatory Registrations and Reporting team.

Outside business interest disclosures should be emailed to the Compliance Conduct & Market Oversight team (CodeofEthicsQueries@bailliegifford. com) at the earliest opportunity. Where possible, this should be prior to the commencement of any role or appointment. Disclosures should contain the following information:

•	Date the outside business interest commenced or ceased.

•	Name of the external company/organisation and brief description of what they do.

•	Brief description of your role/involvement.

•	Details of any remuneration if applicable.

•	Details of any connection to Baillie Gifford (e.g., client or prospective client, investee company, broker, supplier etc.).

Please note that outside business interest disclosures are not one-off in nature. Members of staff have an ongoing obligation to notify Compliance at the earliest opportunity if there is a change in circumstances, e.g., change in role/involvement; change in remuneration; the outside interest has subsequently become a client, investee company or supplier etc.

If applicable, the Compliance Conduct & Market Oversight team will obtain approval from the Group Compliance, Legal and Governance Services Director on your behalf and will either confirm that this has been received or will request further information if required.

Please note that Partners or Chief Executive Officers of Baillie Gifford subsidiary companies who require to seek approval from the managing Partners for external appointments, must seek this approval themselves.

In addition to the above:

Requirements for FCA Regulated Roles

The Firm is required to ensure that individuals in FCA regulated roles are fit and proper to perform the activities for which they are regulated and that they do not engage in any activities which could conflict with the performance of their role. In addition to the above requirements, individuals in regulated roles must inform Compliance when:

•	They become aware that a company, partnership, or unincorporated association of which the individual has been controller, director, senior manager, partner, or company secretary (either during the time they held the position or within one year of such involvement) has:

•	Been put into liquidation, wound up, ceased trading, had a receiver or administrator appointed or entered into a voluntary arrangement with its creditors.

•	Been adjudged by a court liable for any fraud, misfeasance, wrongful trading, or misconduct.

•	Been investigated or been involved in an investigation by an inspector appointed under companies or any other legislation, or required to produce documents to the Secretary of State, or any other authority, under any such legislation.

•	Been convicted of any criminal offence, censured, disciplined, or publicly criticised, by any inquiry, by the Takeover Panel or any governmental or statutory authority, or any other regulatory body.

Specific Requirements for BGFS

Registered Persons of BGFS are required to obtain prior written approval from the Chief Compliance Officer of BGFS for any Contractor, Director, Office or Partner appointments or any work for which they expect to receive compensation outside of their Baillie Gifford employment. Please note that this supersedes the requirement to obtain approval from the Group Compliance, Legal and Governance Services Director.

Specific Requirements for BGA(HK)

Licensed Persons of BGA(HK) are required to obtain prior written approval from the Compliance Officer of BGA(HK) for any Director appointments or any work for which they will receive compensation outside of their Baillie Gifford employment. The Compliance Conduct & Market Oversight team will co-ordinate this. In addition to the above, there are also SFC Notification requirements relating to any directorships, partnerships or proprietorships taken on by a licenced representative.

The BGA(HK) Compliance Officer will advise on the relevant steps to take with regards to this notification.

Specific Requirements for BGAS

BGAS Representatives, Senior Managers, Relevant Professionals, and Directors are additionally required to obtain prior written approval from the Group Compliance Department for any Director appointments or any work for which they will receive compensation outside of their Baillie Gifford employment.

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In addition to the above, any change in the business interests or substantial shareholdings of the CEO or any Directors of BGAS provided in form 11 must be notified to the MAS, as set out in the BGAS Compliance Manual. The BGAS Compliance Officer will advise on the relevant steps to take regarding this notification.

3.4.3. Disclosure and approval requirements procedures for business-related external positions

From time to time, Investors or other relevant Baillie Gifford staff may be invited to take up a business- related external position (see section 3.4.1 for details). Such roles may be linked to public or private company in which our clients have a shareholding interest and are often offered to the largest shareholders. This type of opportunity is in alignment with our long term investment approach and our stewardship policy for greater engagement with our investee companies on corporate governance, long term incentives and performance matters.

Whilst there are benefits to accepting such positions, there are also potential conflicts of interest that need to be carefully managed. Each business-related external position needs to be considered on a case by case basis to ensure participation in such a role would not conflict with the duties owed to Baillie Gifford’s clients. The disclosure and approval requirements for such positions are as follows:

•	All business-related external positions must be approved by the Director of Group Compliance, Legal and Governance Services for approval. Where deemed appropriate, a member of the Equity Leadership Group and the Management Committee will be informed for noting. The factors taken into consideration when assessing each opportunity will include:

•	Scope, time commitment and any remuneration

•	The likelihood of receiving Material Non-Public Information (‘MNPI’)

•	Any potential conflicts of interest

•	Committee on Foreign Investment in the United States (‘CFIUS’) requirements if applicable (legal advice may be required).

In addition, prior approval must also be sought from the individual’s Head of Department. For Partners and Chief Executive Officers of Baillie Gifford subsidiary companies should seek prior approval from a managing Partner.

3.4.4.	Personal associations

We also must take steps to ensure that any personal interest or personal association does not affect, or reasonably appear to affect, our conduct or actions in Baillie Gifford and therefore conflict with our duties to clients or the firm. Any Significant Relationship with another person working in a relevant business connected to Baillie Gifford may need to be disclosed by email to the Compliance Department (CodeofEthicsQueries@ bailliegifford.com).

Relevant businesses would include:

•	Investment managers

•	Brokers

•	Clients of Baillie Gifford

•	Consultants/advisers to clients of Baillie Gifford or investors in Baillie Gifford funds

•	Companies in which Baillie Gifford invests on behalf of our clients

•	Other organisations with which Baillie Gifford has a contractual relationship.

A relationship with another person would be deemed significant if an independent third party might reasonably consider that it could affect your actions or those of a personal associate (whether or not it does so affect your conduct). If you have a relationship with an associated person that could potentially give rise to a conflict of interest, or the perception of one, then this should be disclosed to the Compliance Department. The Compliance Department will determine if the relationship needs to be recorded and whether any action needs to be taken to manage the conflict.

Please note that personal associations can extend beyond the definition of connected person under PA Dealing, i.e., personal association disclosure requirements are not limited to immediate family members living in your household. Some examples of potential personal associations that may need to be disclosed are as follows:

•	A close friend works at a supplier and is directly involved in the Baillie Gifford account and/or you are directly involved in the appointment of that supplier.

•	A close friend works at an audit firm and is directly involved in an external review of your department.

•	An extended family member works at a company that Baillie Gifford invests in for clients, in a role where they are likely to have access to sensitive business information.

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Each scenario will be considered on a case-by-case basis to establish what, if any, conflict risk there is and determine if the personal association needs to be recorded.

Under the general requirement to disclose conflicts of interest (section 3.3 Duty to Disclose), members of staff should be mindful of any personal associations within Baillie Gifford that could potentially give rise to a conflict of interest and disclose accordingly.

These disclosures are designed to ensure that our work is carried out on behalf of clients in an environment that is free from any suggestion of improper influence. If you are in any doubt as to whether a business interest or personal association or relationship needs to be disclosed, please contact a member of the Compliance Department for guidance.

3.4.5.	Record keeping and annual certification

A record of all Outside Business Interests and Personal Associations disclosed to Compliance will be maintained in the Code of Ethics System. These will form part of your personal Annual Code of Ethics Declaration. Updates can be made to these disclosures when completing your annual declaration, or alternately at any point throughout the year by emailing the details to Compliance (CodeofEthicsQueries@bailliegifford.com).

4.	Personal account dealing policy

4.1.	High level overview

Baillie Gifford’s first priority is in ensuring that in all circumstances, the firm’s clients’ interests are placed first and each client obtains the best execution of trades which we can arrange on their behalf. In order to ensure that this priority is consistently met, all staff have a responsibility to ensure that in no circumstances will clients be disadvantaged by employee PA Dealing.

The basic premise of Baillie Gifford’s PA Dealing Policy is that PA Dealing is permitted subject to a number of restrictions. Baillie Gifford therefore gives general permission to all members of staff and to their Connected Persons (defined later) to carry out investment transactions in designated investments in accordance with the following procedures. All staff must ensure that undertaking PA Dealing activities does not distract them from their day-to-day responsibilities.

4.2.	General rule on PA dealing

A member of staff or their Connected Persons are prohibited from:

01.	Entering into a PA deal where:

•	That person is prohibited from entering into it under the law and regulations governing market abuse and insider dealing as set out in the Baillie Gifford Market Abuse Policy. The Policy requires that no member of staff make personal use of material. Non-public information or engage in a securities transaction available only by reason of his or her position within Baillie Gifford. If a member of staff is aware that an investment opportunity is being actively considered by Baillie Gifford, they must first ensure that this is made available to Baillie Gifford before taking personal advantage of the opportunity. It is the personal responsibility of the member of staff to ensure that they are familiar with the provisions of that Policy.

•	It involves the misuse or improper disclosure of confidential or proprietary information relating to clients or transactions for clients; or

•	It conflicts or is likely to conflict with an obligation under Europe’s Markets in Financial Instruments Directive II (MiFID II) / the UK’s MiFID Org Regulation, the UK version of Europe’s Markets in Financial Instruments Directive II (MiFID II) or other regulatory obligations which Baillie Gifford owes to its clients.

02.	Advising, recommending, or procuring any other person to enter into a transaction which would be precluded under 1 above.

03.	Disclosing any information or opinion to any other person where it is reasonably likely that the result of that disclosure will lead to an activity precluded under 1 or 2 above.

04.	Entering into a PA deal or purchasing a contract of insurance, the purpose of which is to hedge away the risk of any downward adjustment in deferred remuneration which that member of staff may be entitled to receive under the firm’s remuneration policy.

A person will be considered to have undertaken such personal hedging if:

•	The staff member enters into a contract with a third party; and

•	The contract requires the third party to make payments directly or indirectly to the staff member that are linked to or commensurate with the amounts by which the staff member’s variable remuneration has been reduced.

Failure on the part of members of staff or their Connected Persons to follow these procedures will be regarded as a disciplinary matter under the rules and procedures set out in the Code. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice (If you are in any doubt as to whether an intended transaction for yourself or for a Connected Person is subject to the rules of the Policy you should check with the Compliance Department beforehand).

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The remainder of this policy details the following information:

4.3	Application of Personal Account Dealing Policy

4.4	Prohibited and Exempt Securities and Transactions

4.5	Practical Procedures for Obtaining Permission

4.6	Practical Procedures to be followed in Special Circumstances

4.7	Reporting Requirements

4.8	Summary table of Security Types and Pre-Clearance and Reporting Requirements

4.3.	Application of personal account dealing policy

The PA dealing rules apply to the following:

•	All those shown on page two of this Policy.

And ‘Connected Persons’ which include:

•	Immediate family (immediate family includes spouses, co-habitees, children under the age of 18 and immediate family members sharing the same household. It would also include parents/in-laws or other persons where decision making as to their investments is taken by them under advice from the member of staff).

•	Organisations for whom members of staff have an active investment advisory input (this could include charities, churches, clubs etc).

•	Trusts where as trustee the member of staff exercises investment influence (i.e., as sole trustee or a trustee exercising a considerable influence. In this case the trust must be made aware of the connection with Baillie Gifford & Co and must be requested to report transactions in securities of companies under our management to the member of staff serving as a trustee. He should then report the transaction to the Group Compliance, Legal and Governance Services Director); and

•	Syndicates where friends/family group together for the purpose of purchasing shares.

Throughout this Policy, the above categories are referred to as Connected Persons.

The Policy applies to the following types of instruments (covered securities):

•	Equities

•	Bonds.

•	ETPs (including ETFs).

•	Derivatives.

•	BG OEICs.

•	Investment Trusts and other close end vehicles.

•	Private companies.

•	Spread betting on financial instruments; and

•	Stock tokens, e.g., digital assets that mimic the price action of publicly traded stocks

It also applies to any investment in any of the above instruments through a wrapper product such as an ISA, SIPP, share plan, Variable Insurance Product, or the Baillie Gifford workplace pension available through Aegon’s ARC platform.

The table in section 4.8 sets out various security types and transactions and whether they are covered by the Personal Account Dealing Policy, Pre-clearance and Reporting Requirements.

If a member of staff is in any doubt as to whether an instrument is included or not in the Policy they should contact the Compliance Conduct & Market Oversight Team or email CodeofEthicsQueries@bailliegifford.com.

4.4.	Prohibited and exempt securities and transactions

4.4.1.	Prohibited securities and transactions

No member of staff is permitted to purchase or sell, directly or indirectly, any security in which he or she acquires any direct or indirect personal holding and which, to his or her knowledge, is currently being purchased or sold by Baillie Gifford or which, to his or her knowledge, Baillie Gifford is actively considering recommending for purchase or sale. These prohibitions shall continue until the time that Baillie Gifford decides not to recommend such purchase or sale, or if this recommendation is made, until the time that Baillie Gifford completes, or decides not to enter into, the recommended purchase or sale. These prohibitions also apply to any purchase and sale by any member of staff of any convertible security, option, warrant or other derivative security, or any private placement of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by, Baillie Gifford.

Any profits realised on trades made by members of staff within the proscribed period may require to be disgorged, particularly where the member of staff had, or was in a position to have had, knowledge of the fact that securities were being purchased or sold on behalf of Baillie Gifford’s clients.

4.4.2.	Exempt securities and transactions

4.4.2.1. Securities exempt from pre-clearance requirements

The pre-clearance and reporting obligations shall not apply to the following exempt securities:

•	Purchases or sales of securities that are direct obligations of the government of the United States

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or United Kingdom, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements).

•	Shares of money market mutual funds.

•	Shares of registered open-end management investment companies other than the Baillie Gifford sponsored OEICs and mutual funds.

•	Shares of US unit investment trusts (i.e., variable insurance contracts that are funded by insurance company separate accounts organised as unit investment trusts) that are invested exclusively in one or more registered investment companies. Please note that UK Investment Trusts are not exempt securities and that pre-clearance requirements apply.

•	FX or cryptocurrency transactions

The pre-clearance requirements shall not apply to the following transactions (although revised holdings will need to be disclosed in your Annual Code of Ethics Declaration):

4.4.2.2. Transactions exempt from pre-clearance requirements

•	Purchases effected upon the exercise of rights (e.g., automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	Personal transactions effected under a discretionary portfolio management service where there is no prior communication in connection with the transaction between the portfolio manager and the relevant member of staff or other person for whose account the transaction is executed.

•	Personal transactions in any default fund available in Baillie Gifford’s workplace pension available through Aegon’s ARC platform.

•	Ongoing monthly transactions in an automatic investment plan, where permission was obtained for the initial investment and there has been no change to the standing instruction thereafter.

•	Sales automatically placed by the broker to cover ongoing management fees.

4.4.3.	Prohibition on short-term profits

No member of staff may engage in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. All profits realised on such short-term trades will normally require to be disgorged. Subject to pre-clearance a securities transaction which occurs within the 60-day period as a result of a change in personal circumstances which takes place or becomes known during the period may not be considered a violation of this section or subject to the disgorgement rule upon review and approval of the Group Compliance, Legal and Governance Services Director.

4.4.4.	Investor PA trades (blackout period)

Investment Personnel are not permitted to PA trade in the seven calendar day period after a fund/strategy that they are involved in has traded in the same security.

In addition, Investment Personnel are not permitted to PA trade in the seven calendar day period before a fund/ strategy that they are involved in trades in the same security, where they were aware, at the point of requesting permission to trade and at the point of placing their PA dealing instruction, that a client order in that security was pending.

All profits realised on trades by Portfolio Managers within the proscribed period will normally require to be disgorged.

4.4.5. Baillie Gifford investment trust share buy-backs If a member of staff has specific knowledge about a Baillie Gifford Investment Trust share buy-back, i.e.

specific knowledge around the price, timing and volume of the transaction, they should refrain from any PA dealing in that Investment Trust until such times as the share buy-back is complete. A general awareness of share buy-backs or share buy-back programmes would not preclude a member of staff from PA dealing in that Investment Trust.

4.5.	Procedures for obtaining permission

Prior to undertaking a PA Deal, members of staff are required to:

•	Obtain permission to use their desired broker (it is only necessary to follow this procedure on the first occasion of using a particular stockbroker); and

•	To obtain internal pre-clearance from the Code of Ethics System (every time a PA deal is undertaken).

It is important that members of staff take all reasonable steps to ensure that these procedures are followed by whoever is dealing. The onus is on the member of staff to obtain permission and ensure that contract notes are sent to the Senior Manager, Conduct & Market Oversight where the dealing is for a Connected Person.

4.5.1. Procedures for obtaining broker permission

Before a member of staff or a Connected Person begins to effect a transaction with a particular firm of stockbroker’s permission must be obtained to use that broker. It should be noted that this also applies to on- line dealing. The reason for this permission is to inform the Broker that the member of staff works for Baillie Gifford and to

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ensure that brokers supply to the Senior Manager, Conduct & Market Oversight, no later than 30 days after the end of the quarter in which the trading activity occurred, duplicate copies of confirmations of all personal securities transactions.

Such confirmations may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security.

Each confirmation received from the broker shall be treated confidentially and will be maintained on file by the Compliance Department. The reports are, however, available for inspection by authorised members of the staff of regulatory authorities supervising Baillie Gifford’s investment business.

Note: No broker confirmation letters are required for transactions undertaken in an automatic investment plan, including the Baillie Gifford workplace pension available through Aegon’s ARC platform. Furthermore, no Non–Executive Director of a Baillie Gifford company shall be required to report or provide broker confirmation unless the Director knew or should have known that during the 15 calendar days before and after such Director’s transaction in any security, Baillie Gifford purchased or sold the same security, or Baillie Gifford considered purchasing or selling the same security.

In addition, broker confirmation letters may not be required if your broker operates a transaction data feed to Baillie Gifford’s Code of Ethics System (although your broker may require a separate declaration for this). Should, for whatever reason, a broker be unable to provide duplicate copies of personal transactions directly to Baillie Gifford, the staff member must promptly provide copies of their trade confirmations directly to the Conduct and Market Oversight. This should be provided in email format to the secure team mailbox.

Please contact CodeofEthicsQueries@bailliegifford. com for further details.

Every member of staff must (for their own dealing and that of a Connected Person):

•	Notify the firm of stockbrokers that they work at Baillie Gifford & Co (or other Baillie Gifford entity as appropriate).

•	Not accept or request any credit or special dealing facilities in connection with his dealings (The only exception to this rule is that the Management Committee may give special dispensation for members of staff to agree on rates. Where this permission is given the details must be supplied to the Group Compliance, Legal and Governance Services Director).

•	Notify the Senior Manager, Conduct & Market Oversight that they or their Connected Person proposes to deal with the particular firm of stockbrokers and obtain his permission to do so.

•	Prepare the relevant Broker Authorisation letter (either member of staff letter or Connected Person). Take two copies of the letter, both copies must be signed by the Senior Manager, Conduct & Market Oversight with one being sent to the stockbroker and the other copy sent to the Senior Manager, Conduct & Market Oversight: and

•	Ensure that a copy of the contract note is sent by the stockbroker to the Group Compliance, Legal and Governance Services Director or an electronic confirmation if provided through an on-line dealing service.

The ‘quick guide’ document sets out the procedures for obtaining broker consent via a data feed through the Code of Ethics System.

Click on the appropriate link below to obtain a copy of the Baillie Gifford Broker Notification Letter, required for brokers without a data feed:

•	Letter 1 (Broker authorisation for member of staff)

•	Letter 2 (Broker authorisation for Connected Persons)

4.5.2.	Procedures for obtaining internal permission

In addition to broker permission being obtained, members of staff are also required to obtain electronic internal pre-clearance from the Code of Ethics System. Pre-clearance of a PA deal will remain valid until close of business on the next business day from the time permission is obtained. If the proposed transaction is not completed during the period in which the pre- clearance is granted, the member of staff must seek additional pre-clearance prior to completing the transaction. In the case of postal deals (e.g., deals that require an application form or instruction form to be completed, i.e., dealing is not direct through a broker); your dealing instruction should be sent within this pre- clearance period, although the trade itself does not have to be executed.

The ‘quick guide’ video sets out the procedures for submitting Trade Requests through the Code of Ethics System.

PA Dealing information will be reviewed and monitored by the Compliance Department. Should the monitoring conducted by the Compliance Department detect a potential violation of this Code or any apparent trading irregularity, that Department shall take whatever steps deemed appropriate under the circumstances to investigate said potential violation or trading irregularity. If the Compliance Department reasonably believes a

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violation or trading irregularity to exist, said violation or trading irregularity shall be reported to the Group Compliance, Legal and Governance Services Director.

4.6.  Practical procedures to be followed in special circumstances

Remote Access to the Code of Ethics System: Remote access is available on all Baillie Gifford devices. If a member of staff is away from the office (e.g., on business or on holiday), trade requests can be submitted through all BG devices.

Maternity/Parental Leave: If you are out of the office on maternity leave, or a period of flexible parental leave exceeding four weeks, there is no requirement for you to obtain PA dealing permission for any trades conducted by you (or a Connected Person) during this leave. If applicable, shareholdings in the Code of Ethics System can be amended upon your return to the office.

Limit Orders: The use of buy or sell limit orders is not prohibited under this policy, however, these must be carefully managed by members of staff as pre- clearance is only valid until close of business on the next business day from the time permission is obtained. If, upon expiry of the permission period, the limit price has not been met, the member of staff must obtain fresh permission via the Code of Ethics System or ensure the limit instruction is cancelled.

Stop Loss Orders: As for limit orders, stop loss orders (i.e. instruction to automatically sell securities if the share price reaches a pre-determined minimum price) are not prohibited under this policy, however, these must be carefully managed by members of staff as pre-clearance is only valid until close of business on the next business day from the time permission is obtained. If you wish to maintain a stop loss instruction beyond the permission period, fresh permission must be obtained via the Code of Ethics System.

4.7.  Reporting requirements

4.7.1.	Initial reporting requirements

All new members of staff are required to disclose all personal securities holdings in which they have any direct or indirect holdings to the Compliance Department, within 10 days of commencing employment. The information provided must be current and no more than 45 days prior to the date the person joined the firm. Initial Code of Ethics Declarations must be submitted to Compliance via the Code of Ethics System.

4.7.2.	Annual reporting requirements

Each member of staff is also required to file an annual report disclosing all personal securities holdings by 1 February of each year. The information must be current as of a date no more than 45 days prior to the date the report was submitted. Annual Code of Ethics Declarations must be submitted electronically via the Code of Ethics System. The ‘quick guide’ video sets out the procedures for submitting an Annual Declaration via the Code of Ethics System.

Note: Declarations must include shares owned through an automatic investment plan. Each declaration may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security. Non–Executive Directors of Baillie Gifford companies are not required to provide initial or annual Code of Ethics Declarations.

4.7.3.	Specific requirements for BGA(HK)

Semi-Annual Holdings Disclosure – This requirement applies to all BGA(HK) employees, licenced persons, Managers-in-Charge, Directors, other than non- executive directors and it is in addition to the annual declaration. Each member of staff is required to file a report disclosing all personal securities holdings semi- annually in January and July each year. The information must be current and no more than 45 days prior to the date the report is submitted. Holdings reports must include shares owned through an automatic investment plan. This semi-annual exercise is coordinated and managed by the Compliance Department.

4.7.4.	Specific requirements for BGAS

Ongoing pre-clearance and holdings requirements - These requirements apply to all BGAS Representatives and each is required to:

01.	obtain pre-clearance for all security types detailed in section 4.8 and, in addition, also for non-BG managed OEICs, Unit Trusts, mutual funds or other open-end vehicles.

01.	ensure trade confirmations are entered into the Code of Ethics System within 7 days of the trade.

01.	3) ensure changes in interest in all security types are entered into the Code of Ethics System within 7 days of the change.

4.8.  Summary table of security types and pre-clearance and reporting requirements

This list is not all inclusive and may be updated from time to time. Please contact the Compliance Conduct & Market Oversight team for guidance as needed or email CodeofEthicsQueries@bailliegifford.com.

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Security type	Covered by Code of Ethics Policy (‘Covered Security')?	Pre-clearance required?	Include in Code of Ethics Declaration?
Equity securities (publicly traded)	Yes	Yes	Yes
Derivatives (futures and options)	Yes	Yes	Yes
Corporate Debt Instruments	Yes	Yes	Yes
Government securities	No	No	No
BG managed Investment Trusts	Yes	Yes	Yes
Non-BG managed Investment Trusts	Yes	Yes	Yes
BG managed OEICs	Yes	Yes	Yes
Non-BG managed OEICs, Unit Trusts, mutual funds or other open-end vehicles	No	No	No
Private companies: • New issues, IPOs, private placements.	Yes	Yes	Yes
• Equity Crowd funding.
Venture Capital Trusts (‘VCTs’), Enterprise Investment Scheme (‘EIS’), business angel investments.	Yes	Yes	Yes
Spread betting on a covered security	Yes	Yes	Yes
Spread betting on financial markets or non-financial instruments	No	No	No
Structured Deposits in instruments covered by the Policy, e.g., shares, corporate bonds etc.	Yes	Yes	Yes
ETPs (‘Exchange traded products’) including ETFs (‘Exchange traded funds’)	Yes	Yes	Yes
Structured Deposits in instruments not covered by the Policy, e.g., indices, exchange rates etc.	No	No	No
Cash ISAs	No	No	No
Cryptocurrencies	No	No	No
Certificate of Deposit	No	No	No
Fixed Term Deposit	No	No	No
Fixed Term Bond	No	No	No
Peer-to-peer lending	No	No	No
Default fund(s) investments held within Baillie Gifford’s workplace pension (ARC)	No	No	No
Covered securities held within Baillie Gifford’s workplace pension (ARC)	Yes	Yes	Yes
Investments within the Baillie Gifford Select SIPP	Yes	Yes	Yes
Covered securities held within an ISA, SIPP, share plan or Variable Insurance Product	Yes	Yes	Yes
Covered securities held within a discretionary portfolio management service	Yes	No	Yes
Covered securities acquired as a result of a corporate action*:
• Bonus (or Scrip) issues.
• Rights issues.
• Takeovers.	Yes	No	Yes
• Reorganisations.
*Where the member of staff has no influence over the timing and/or it is a set price (note: any subsequent sale of these securities would require pre- clearance).
Sale of nil-paid rights or the part sale of nil-paid rights to fund a partial take up of new shares	Yes	No	Yes

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Free shares acquired as a result of de-mutualisation (note: any subsequent sale of these securities would require pre-clearance)	Yes	No	Yes
Employee Incentive Share Schemes (Connected Persons): • Putting money aside for the future purchase of shares.	No	No	No
• Buying shares at a set date and price.	Yes	No	Yes
• Any subsequent sale of these shares	Yes	Yes	Yes
Monthly direct debit investments (in covered securities): • Initial monthly investment.	Yes	Yes	Yes
• Change to initial instruction (increase, decrease, cancel, switch).	Yes	No	Yes
• Ongoing monthly investments (if no change to initial instruction);	Yes	Yes	Yes
Transfer of covered security:
• from one person to another.
• from one product to another.	Yes	No	Yes*
where there is no change to the underlying holding (excluding shares sold to cover fees).
* You will need to inform Compliance of the new account where the shares will be held.

5.	Inducements Policy

An area where a conflict of interest may arise is in the context of the giving or receipt of a gift or hospitality which may be viewed as a form of inducement.

Baillie Gifford must take reasonable steps to ensure that it and any person acting on its behalf does not pay or accept any fee or commission or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty that Baillie Gifford owes to its customers or any duty which the recipient firm owes to its customers.

This Inducements Policy sets out the principles and procedures which all members of staff within Baillie Gifford must adhere to with regard to the giving or receipt of a gift or hospitality or anything else which may be viewed as an inducement, such as donations or political contributions.

The overriding principle is that all members of staff should not accept gifts, favours, entertainment, hospitality, or other inducements of material value that could be seen as likely to influence their decision-making or make them feel beholden to a person or other firm.

Similarly, Baillie Gifford and its members of staff should not offer gifts, favours, entertainment, hospitality, or other inducements of value that could be viewed as overly generous or aimed at influencing decision-making or making the recipient feel beholden to Baillie Gifford or that member of staff.

Note: These general principles apply in addition to the more specific guidelines set out below. However, the guidelines do not attempt to cover every situation and must be interpreted in the light of the particular circumstances of each case. If you are in any doubt about any particular situation, you should consult with your Head of Department or the Compliance Department.

The remainder of this policy details the following information:

5.1  Guidelines for Gifts & Entertainment, Donations and Political Contributions.

5.2  Restrictions in Connection with the Sale of Packaged Products, i.e., OEICs.

5.3  Packaged Products Guidance on Reasonable Indirect Benefits

5.4  FINRA Specific Requirements for Registered Persons of BGFS

5.5  Specific Requirements for giving or receipt of gifts, hospitality, and entertainments to Korean Public Officials

5.1.	Guidelines

5.1.1 Application to all staff

The general principles and guidelines apply to all staff within Baillie Gifford irrespective of whether they are in direct contact with clients or potential clients or not.

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5.1.2.	Application to all third parties

Whilst the FCA and CBI requirements relate to managing or minimising conflicts which affect the services provided to our clients and to firms who in turn are advising clients, our principles also apply to other third parties who supply goods or services, whether these are supplied to clients or on the clients’ behalf or are supplied to Baillie Gifford itself. This ensures that the standards set are consistently applied by all staff and for all relationships.

5.1.3.	No solicitation

Baillie Gifford expressly prohibits staff from soliciting for themselves or for members of their family or for the firm itself, gifts, hospitality, entertainment, or anything of value from a client, potential client, supplier, or any other entity with which Baillie Gifford does business (other than fees and expenses properly due and payable).

5.1.4.	No cash gifts

No member of staff may give or accept any financial instruments, including cash gifts to or from a client, potential client, or any entity that does business with or on behalf of Baillie Gifford. This applies equally to the giving or receiving of promotional competition prizes.

5.1.5.	Donations

As a general rule, no cash donations should be made in connection with our clients or prospective clients. Donations of non-cash prizes are acceptable, providing they meet the criteria in the Inducements policy. Cash donations are more likely to be viewed as giving rise to a conflict and our general policy is that these should be avoided. Any cash donations which are proposed, as an exception to the general rule, should be pre-cleared with the Group Compliance, Legal and Governance Services Director. For example, it may be permissible to make a cash donation to a charity on the death of a long standing contact as a client, although the amount of the donation should be carefully considered.

Please note that this does not affect charitable donations, approved via our Sponsorship Committee, which are not connected with our clients or prospects.

5.1.6.	Political contributions policy

All members of staff are required to give due consideration to any political contributions from a general conflict of interest and transparency perspective. Staff are required to disclose to the Compliance Department, any political contributions that may give rise to an actual conflict of interest, a potential conflict of interest or the perception of one.

Baillie Gifford maintains a bespoke US Political Contributions Policy which all staff eligible to make political contributions to candidates in a US federal, state and municipal election must ensure they and their connected persons comply with. This Policy is available in the entity specific section of the Baillie Gifford Compliance Manual and sets out pre-clearance and disclosure requirements which are to be made to Compliance via the Code of Ethics system.

All members of staff are required to confirm on an annual basis, that they have disclosed to the Compliance Department any political contributions made to US federal, state, or local officials and any political fund- raising activity in the US. This disclosure forms part of the Annual Code of Ethics Declaration that staff submit via the Code of Ethics System.

Staff are encouraged to speak to members of the Compliance Ethics or North American Compliance teams as applicable if they require guidance or assistance regarding political contributions.

5.1.7.	De minimis gifts

Gifts given or received which are of a de minimis nature due to their characteristics or likely cost are unlikely to give grounds for suggestions of undue influence and are therefore exempt. Typical examples of de minimis gifts would include umbrellas, diaries and pens with advertising logos for the donor company.

The Compliance Department should be consulted in any questionable situation.

5.1.8.	Gifts which are not de minimis

All gifts given or received which are not de minimis must be recorded in the Code of Ethics System. It is generally acceptable for members of staff to retain gifts received that are below £50 in value (or equivalent in another currency), provided this is not with undue frequency. In the case of gifts received above £50 in value (or equivalent in another currency), the member of staff concerned should consult with their Head of Department as to the appropriate course of action. In the majority of cases gifts above £50 (or equivalent in another currency) which are received should be:

•	Surrendered to the Philanthropy Team for use for charitable purposes;

•	Returned to the third party concerned; or

•	Distributed amongst the Department in the case of perishable gifts.

Where the member of staff wishes to retain a gift above £50 (or equivalent in another currency), then the estimated cost of the gift above this limit should be paid to the Baillie Gifford Charity of the Year.

Similarly, gifts above £50 in value (or equivalent in another currency) should generally not be given by a member of staff.

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5.1.9.	Promotional competition/prizes

In offering any promotional competition or prizes, the member of staff responsible should:

•	Consider the likely impact or influence the prize would have on the recipient; and

•	Consult with a Partner or the relevant Board on the likely impact of the competition on the brand of Baillie Gifford.

In all cases the prize offered should be of reasonable value, i.e., it should not be excessive or inappropriate.

Any competition prizes won by a member of staff at a business-related event, e.g., a conference or seminar, should be recorded for transparency in the Code of Ethics System.

5.1.10.	Business lunches/dinners

The establishment and maintenance of strong relationships with our clients, suppliers, intermediaries, and consultants is integral to our ability to provide effective investment management services. Routine business lunches or dinners are good mechanisms for building and maintaining relationships and are unlikely to give grounds for suggestion of undue influence unless they become overly frequent or are unduly lavish. Overly frequent and unduly lavish are not defined terms and a common sense approach should be adopted.

A good test to apply is to consider how such a dinner would be perceived by a third party and to use your judgement accordingly.

Routine business lunches and dinners given do not require to be recorded in the Code of Ethics System. These should be recorded in Baillie Gifford’s expenses system. The Business Expense Claims procedure will provide an adequate control over the magnitude of costs incurred by Baillie Gifford when giving such lunches and dinners. If a lunch or dinner is likely to be perceived as hospitality (rather than routine business), then the Entertainment/Hospitality procedures below should be followed.

Many of Baillie Gifford’s clients (particularly those covered by ERISA) are subject to specific reporting requirements regarding their acceptance of business lunches and dinners. In order for Baillie Gifford to ensure that it is able to provide clients with their required information, the following additional information should be recorded on the Business Expense Claim Form, with respect to any clients for whom we have hosted a business lunch or dinner:

•	The name of the client being entertained.

•	The names of the individuals being entertained.

•	The total cost of the lunch or dinner.

Generally, routine business lunches and dinners received do not need to be reported. The exception to this is business lunches and dinners received from UK or European financial institution or intermediary that provides advice or portfolio management services to retail clients (UK/EU MiFID firms). Such lunches and dinners do need to be recorded in the Code of Ethics System.

5.1.11.	Entertainment / hospitality given

All members of staff must exercise discretion in offering hospitality. Members of staff should not provide extravagant or excessive entertainment to a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients. Similarly, a member of staff should not provide entertainment to such parties with undue frequency. Extravagant, excessive and undue frequency are not defined terms and a common sense approach should be adopted. A good test to apply is to consider how provision of entertainment would be perceived by a third party and to use your judgement accordingly.

With the exception of occasions where the client is a UK/EU MiFID firm (see below), members of staff may provide entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or Baillie Gifford is present at the event. If the person or Baillie Gifford is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e., gifts above £50 (or equivalent in another currency) should generally not be given by a member of staff.

In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism. Invitations should not be offered if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in the Code of Ethics System.

In many cases the value of an event will not be clear. Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

For UK/EU MiFID firms, standalone hospitality that is not directly linked to a business event, e.g. sporting events, is prohibited (this restriction applies to hospitality provided to UK/EU MiFID firms only and not to hospitality provided to UK or Overseas segregated clients or suppliers). Acceptable minor non-monetary benefits provided during a business meeting, conference,

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seminar, or training event are permitted. An acceptable minor non-monetary benefit is one which is capable of enhancing the quality of service provided to the client and consists of hospitality of a reasonable de minimis value such as food and drink. Baillie Gifford have set a de minimis limit of £100 (or equivalent in another currency) per head to allow a reasonable level of hospitality at business events involving UK/EU MiFID firms.

5.1.12 Entertainment/hospitality received

All members of staff must exercise discretion in accepting hospitality. Members of staff should not accept extravagant or excessive entertainment from a client, prospective client, a business in which Baillie Gifford invests, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients. Similarly, a member of staff should not accept entertainment from such parties with undue frequency. Extravagant, excessive and undue frequency are not defined terms and a common sense approach should be adopted. A good test to apply is to consider how acceptance of entertainment would be perceived by a third party and to use your judgement accordingly.

Members of staff may accept entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or firm providing the entertainment is present at the event. If the person or firm is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e., gifts above £50 (or equivalent in another currency) should generally not be accepted by a member of staff.

It is the policy of the firm not to accept standalone hospitality from broker firms. For this purpose, standalone hospitality would include invitations to and attendance at sporting or cultural events and any associated travel, accommodation, drinks, and meals. This policy would not affect routine business lunches or dinners, or reasonable hospitality attached to conferences or other educational events or social events which are distributed widely and of a de minimis nature (i.e., under £100 (or equivalent in another currency) per head). This covers by way of example a broker drinks evening at which the broader asset management community is invited.

In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism. Invitations should not be accepted if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in the Code of Ethics System.

In many cases the value of an event will not be clear. Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

Do not hesitate to ask the host for further information about the event (e.g., cost) in order to reach a decision.

5.1.13.	Travel / accommodation costs

In the case of a member of staff receiving hospitality or entertainment, travel and accommodation costs should be paid for by that member of staff or a request made to the organiser of the event that the individual member of staff be invoiced for these costs. Where the third party has arranged a discounted hotel rate or other reduction in the cost of the accommodation or travel, it is reasonable for the member of staff to accept this reduced rate. Likewise, where the host provides communal transport, which is not excessive or unduly lavish, for example the use of a mini bus.

In the case of Baillie Gifford offering hospitality, travel expenses will ordinarily be paid for by the recipient of the entertainment or hospitality. However, there may be occasions where reasonable accommodation costs can be provided by Baillie Gifford subject to this meeting the general principles of this Policy.

5.1.14.	Disclosure

A key aspect of Baillie Gifford’s Inducements Policy is disclosure. Under our procedures, all gifts (other than de minimis) and hospitality which are given or received are recorded in the Code of Ethics System. Disclosures should be made to your normal gifts and entertainment representatives for Trading, Investors and Clients Department, and Compliance for all other departments.

Likewise, all members of staff should consider if an inducement which has been offered or received should be disclosed to a client, or potential client. This will depend upon the circumstances of each case. As an example, where a fee is paid to a third-party consultant in order to place details of Baillie Gifford on a consultant database, we should disclose this payment to any potential client of the consultant who considers us for an investment mandate.

5.1.15.	Client specific code of ethics requirements

A small number of Baillie Gifford’s clients have specific code of ethics requirements which go beyond Baillie Gifford’s Inducements Policy. Members of staff, and Client Contacts in particular, should consider these additional requirements when giving gifts and/or entertainment to these clients.

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For record keeping purposes, Compliance maintain a list of clients with specific Code of Ethics requirements.

5.2.  Restrictions in connection with the sale of package products, i.e., OEICs

If a firm is required to disclose commission (or commission equivalent) (under COBS 6.4) to a client in relation to the sale of a packaged product, a member of staff should not enter into any of the following arrangements:

•	Volume overrides where commission (or commission equivalent) paid in respect of several transactions is more than a simple multiple of the commission (or commission equivalent) payable in respect of one transaction of the same kind; and

•	An agreement to indemnify the payment of commission (or commission equivalent) on terms that would or might confer an additional financial benefit on the recipient in the event of the commission (or commission equivalent) becoming repayable.

5.3.  Packaged products guidance on reasonable indirect benefits

The general principles at the beginning of this section are particularly important in relation to packaged products. Staff must not pay or accept any fee or commission or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty the firm owes to its customers or any duty which the recipient firm (which includes independent intermediaries) owes to its customers.

In relation to the sale of packaged products, we are only able to provide minor non-monetary benefits if they are designed to enhance the quality of service to the client. The list below indicates the kind of benefits that are capable of enhancing the quality of the service provided to a client and, depending on the circumstances, are capable of being given or received without conflicting with client’s best interests. However, these need to be considered on a case by case basis.

Benefits are unlikely to give rise to conflicts if they are:

•	Reasonable and proportionate,

•	Of a limited scale and nature,

•	Do not need to be relied upon by the intermediary,

•	Could reasonably not be expected to result in the channelling of business from the intermediary to Baillie Gifford, and

•	Do not result in the intermediary recovering more than its reasonable costs.

The list below summarises the kind of reasonable non- monetary benefits which the provider firm can give or receive. This list is summary only and any member of staff should contact the Compliance Department for further guidance before deciding whether to give or accept the benefit (* = only if available to independent intermediaries generally):

01.	Gifts, hospitality, and promotional competition prizes of a reasonable value. Gifts and corporate hospitality given to intermediaries must not exceed an aggregate limit of £1,000 (or equivalent in another currency) per intermediary firm, per calendar year. This limit applies to gifts and corporate hospitality only and excludes conferences, seminars, and training events. For large intermediary firms, the £1,000 (or equivalent in another currency) limit can be applied at regional office level. In addition, events must be designed for business purposes that result in advisers being able to provide a better service to their customers.

02.	A product provider can assist another firm to promote its packaged products so that the quality of its service to clients is enhanced.

Points (3) to (6) in relation to joint marketing exercises:

03.	Generic product literature (letter heading, leaflets, forms, and envelopes) as long as the literature enhances the quality of the service to the client and is not primarily of promotional benefit to the product provider, and the distribution cost is borne by the intermediary.

04.	Freepost envelopes*

05.	Product specific literature (for example, key features, minimum information) subject to specific conditions.

06.	Draft articles, news items and financial promotions for publication in the intermediary’s magazine as long as any cost borne by the provider firm is not more than market rate and excludes any distribution costs.

07.	Take part or pay towards the cost of seminars and conferences organised by another firm as long as it is:

•	For a genuine business purpose

•	Reasonable and proportionate.

Any costs paid should be associated with the level of Baillie Gifford’s participation and by reference to the time that Baillie Gifford staff have played an active role. Baillie Gifford should not be paying all an advisory firm’s costs incurred in running a seminar or conference.

08.	Freephone link *

09.	Technical services

•	Quotations and projections relating to its packaged products and advice on completion of forms or other documents

•	Access to data processing facilities or to data related to the firm’s business

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•	Access to 3rd party electronic dealing or quotation systems

•	Software giving information about the firm’s packaged products. Any payments to an intermediary that go beyond that which is required to operate software supplied by Baillie Gifford would not be permitted. Likewise, any payments to develop an intermediary’s general IT systems would not be permitted.

10.	Generic technical information in writing, not necessarily related to the firm’s business* or if it is of a specialist nature is made available to a particular class of intermediary.

11.	Training facilities (lectures, venues, written material, software) *

If Baillie Gifford is giving an advisory firm training on the features and benefits of its products or services, the training should be made reasonably available to all advisory firms that could recommend Baillie Gifford’s products, even if only on a first-come, first-served basis.

Please note, that whilst this section applies to packaged products, the arrangements in (12) above can also be applied to our institutional business, although consideration must be given to overseas clients with specific code of ethics requirements on inducements.

5.4.  FINRA specific requirements for registered persons of BGFS

Registered persons of BGFS are not permitted to give or receive any gifts of value in excess of $100 per individual per year to another FINRA member’s registers persons.

Small gifts of less than $100 per year per recipient are aggregated toward the annual gift limit. For further information on BGFS’s Gifts and Entertainment policy, please see the BGFS Written Supervisory Procedures.

5.5.  Specific requirements for giving or receipt of gifts, hospitality, and entertainment to Korean public officials

South Korea’s Anti-Graft Law introduced a general prohibition on giving anything of value and/or benefits to Korean public officials. The Law provides specific threshold limits and several exceptions, including for giving of meals and gifts, and entertainment expenses.

Any activity conducted locally by BGO and its employees or representatives in or into South Korea must be strictly within the prescribed limits and conditions outlined in Appendix I of this Policy.

Activity conducted fully out with South Korea should be compliance with the Group Policy standards on Inducements set out above, with due consideration to the fact that certain clients and prospects will similarly be bound by the provisions of the Law.

5.6.	Specific Requirements for BGAS

BGAS employees and representatives are not permitted to provide or receive any entertainment or hospitality (connected with business) that is above £100 (or SGD equivalent) in value per head.

6.	Acknowledgement and certification

6.1.	Receipt and acknowledgement of the code

All members of staff are required to receive a copy of the Code of Ethics and any amendments to the Code of Ethics. All members of staff are required to complete an annual certification, confirming that they have read the Code of Ethics and acknowledging that they are subject to its requirements. Further, all members of staff confirm through the annual certification that they have complied with the Code and that they have disclosed or reported all information required to be disclosed or reported according to the requirements of the Code.

All certifications of receipt of the Code shall be filed with the Compliance Department by submitting a Certificate of Compliance.

6.2.	Annual report to Baillie Gifford boards

The Group Compliance, Legal and Governance Services Director will prepare and submit to the appropriate Baillie Gifford Boards an annual report which:

•	Certifies that the firm or investment company as appropriate has adopted procedures designed to prevent Access Persons from violating the Code.

•	Identifies any violations of the current procedures for personal securities investing and management’s recommended response; and

•	Makes any recommended changes in the procedures, as appropriate, based on operating experience under the Code, evolving industry practices or amendments to applicable laws or regulations.

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Appendix

Specific requirements for giving or receipt of gifts, hospitality, and entertainments to Korean public officials

The Anti-Graft Law prohibits (i) making of an ‘improper request’ and (ii) giving of cash or anything else of value (such as hospitality, entertainment, etc.) to public officials.

‘Public officials’ are defined as government officers, employees of quasi-governmental enterprises, persons serving a public capacity, and employees of media and educational institutions (both public and private), employees of various energy and utility companies, private individuals engaged in public work such an on a committee or doing inspection, employees of universities, newspapers, broadcasters, and online new agencies. Public officials have certain duties to reject, and report improper requests and gifts.

Violations of the Anti-Graft Law by company employees are subject to criminal penalties and/or administrative fines. The company itself will be additionally liable for its employees’ actions, unless it can show it exercised a considerable care and supervision in terms of training, monitoring and control to prevent the violation of the Anti-Graft Law.

Prohibition of Making of an improper request

‘Improper requests’ include requests that Public Officials to take an action in violation of law regardless of whether or not accompanied by giving cash or other benefit. Examples such as:

•	Request a Public Officials go beyond his/her authority or deviate from established laws, or due requirements, procedures, or standards,

•	Request a Public Officials to grant an approval on or permit or an exemption,

•	Request a Public Officials to sway a public investigation or assessment, or

•	Request a Public Officials to sway an allocation of subsidies.

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Prohibition of Giving of cash or anything of value

Giving, in virtually any form, to officials is restricted and subject to extremely narrow exceptions. Details are set out below:

	Guidance	Exemption
Giving of gift or ‘economic benefit’ (such as cash, entertainment etc.) to a Public Officer- whether or not having any connection to his/ her duty	The amounts must not exceed in value of KRW 1 million in any one instance or totalling over KRW 3 million annually.	Exemption may be granted if both conditions are satisfied:

	One instance may include a series of meals and gifts during a weekend event.	The amounts are within the relevant limits:

	Gifts, by employees of a company, funded by that company, are aggregated for this purpose.	•	Or small physical gifts up to KRW 50,000 [KRW 100,000 (KRW 200,000 from 24 days before Lunar New Year’s Day and Chuseok to 5 days after Lunar New Year’s Day and Chuseok) if the gift comprises agricultural or fisheries products],

Giving of gift or ‘economic benefit’ (such as cash, entertainment etc.) to Public Officials-connected to his/her duty	Prohibited.	•	Up to KRW 200,000 for small gifts comprising of agricultural or fisheries products given during on or after 24 days prior to Korean New Year

Giving of Meals	Prohibited.	•	or Korean Thanks Giving Day but no later than 5 days from the Korean New Year or Korean Thanks Giving Day,

		•	For wedding or funeral cash contributions up to KRW 50,000, or floral arrangements worth up to KRW 100,000. If cash contributions and floral arrangements are provided together, the total amount shall not exceed KRW 100,000.

The purpose of the giving is to ‘facilitate the relationship or ‘as a matter of social courtesy’

Exemption may be granted if both conditions are satisfied:

		•	The meal is less than KRW 30,000, and

		•	The purpose of the giving is to ‘facilitate the relationship’ or ‘as a matter of social courtesy’.

Giving of meals, transport, or other Permissible provided that, expense for an official event which may be sponsored by the BG.	The event is relevant to the Public Officials’ duties, meals, etc. are provided uniformly to all participants of the event; and,

The amounts must be conventional for such events, and evenly given.

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Employment scope
Employee type	Definition	In scope
Employee	Employee	•
Partner	Partner	•
Fixed term	Employee	•
Temporary and agency staff	Contingent worker	•
Interns and summer students	Employee	•
Secondees	Employee	•
Individuals providing services via personal service companies	Contingent worker	•
Contractors (with or without systems access)	Contingent worker	•
Independent non-executive directors of BG entities	Contingent worker
Non-executive directors of MUBG	Contingent worker
Staff pension scheme trustees	Contingent worker

Entity scope
Entities	Acronym	In scope
Baillie Gifford & Co	BG&CO	•
Baillie Gifford & Co Ltd	BG&CoLtd	•
Baillie Gifford Overseas Ltd	BGO	•
Mitsubishi UFJ Baillie Gifford Asset Management Limited	MUBG	•
Baillie Gifford International LLC	BGI	•
Baillie Gifford Funds Services LLC	BGFS	•
Baillie Gifford Asia (Hong Kong) Ltd	BGA(HK)	•
Baillie Gifford Investment Management (Europe) Ltd	BGE	•
Baillie Gifford Investment Management (Shanghai) Ltd	BGIMS	•
Baillie Gifford Overseas Investment Fund Management (Shanghai) Ltd	BGQS	•
Baillie Gifford Asia (Singapore) Private Limited	BGAS	•

Regulatory scope
Regulatory authority	Acronym	In scope
Asset Management Association of China	AMAC	•
Australian Securities & Investment Commission	ASIC	•
Central Bank of Ireland	CBI	•
Dutch Authority for The Financial Markets	AFM	•
Federal Financial Supervisory Authority	BaFIN	•
Financial Conduct Authority	FCA	•
Financial Industry Regulatory Authority	FINRA	•
Financial Sector Conduct Authority	FSCA	•
Financial Services Commission	FSC	•
Ontario Securities Commission	OSC	•
Securities & Exchange Commission	SEC	•
Securities & Futures Commission	SFC	•
Swiss Financial Market Supervisory Authority	FINMA	•
Monetary Authority of Singapore	MAS	•

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Index of updates

Date	Reason for change	Material change	Regulatory requirement
October 2017	Changes made to reflect MiFID II requirements. New requirements on Inducements relating to MiFID, equivalent third country or optional exemption business under FCA COBS 2.3A for firms which make personal recommendations to a retail client in the UK and, in particular, rules on inducements relating to the provision of investment services and ancillary services that the FCA will adopt under new FCA COBS 2.3A 5R. Chapter 5 updated with minor housekeeping changes throughout.	Yes	Yes
May 2018	4.5.1. Separate broker notification letter for BGFS representatives no longer required.	No	No
4.5.1. New paragraph added about broker confirmations.
4.8. Minor updates to description of unlisted investments in the summary table.
Minor housekeeping changes throughout the policy to change all references to holdings reports to Code of Ethics Declarations.
August 2018	Minor updates to summary table in section 4.8 to include references to cryptocurrencies and structured deposits.	No	No
September 2018	Removal of references to Baillie Gifford Life Limited. This entity is no longer carrying out insurance business and has applied for the cancellation of all its regulatory permissions.	No	No
October 2018	New Guidance for partners and staff considering external appointments section added to the Conflicts of Interest chapter of the Code of Ethics Policy, plus a link to the guidance note. Not a material change as this is the publication of guidance and not a Code of Ethics Policy change. Summary table in section 4.8 updated to consolidate the two rows relating to exchange traded funds into one row.	No	No
November 2018	Housekeeping update to the PA dealing policy following changes to the workplace pension arrangements.	No	No
January 2019	Additional client requirement added to the list of clients with specific requirements link in section 5.1.15.	No	No

	Change of job title for Lindsay Gold from Head of Compliance to Compliance Director (Page 5).	No	No

	Reference to CFTC added in Section 6.0.	No	Yes

	Changes to ensure BGE is covered by the policy.	No	No
March 2019	Updates to summary table in section 4.8 to reflect the 3	No	No
security types added. Certificate of Deposit, Fixed Term
Deposit and Fixed Term Bond.
April 2019	Changed Lindsay Gold’s title from Head of Compliance to	No	No
Compliance Director and changed Monitoring, Ethics Conduct
and Assurance team name to Monitoring and Ethics team.
July 2019	Update political contributions sections to confirm that	No	No
pre-clearance can be obtained from US based Compliance
Counsel and the Code of Ethics team, rather than the
Compliance Director.
September 2019	Updates made to reference the new FCA Conduct Rules	Yes	Yes
introduced under SMCR and make enhancements to the
Outside Business Interests section.
September 2019	OBI section of the policy updates to include a new table of	Yes	No
examples and a new streamlined process which consolidates
the pre-existing Code of Ethics policy and the HR OBI and
Employment Policy which has since been decommissioned.

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September 2019	Whistleblowing Policy removed (now standalone), BGA(HK) semi-annual declaration process referenced and various housekeeping amendments.	No	No
December 2020	Housekeeping changes to change ‘unlisted investments’ to ‘private companies’ and clarifying personal associations	No	No
January 2021	Alastair Maclean replaces Lindsay Gold, as Director, Group Compliance and Legal.	No	Yes
May 2021	Addition of section 3.4.3 Disclosure Procedures for External Board/Committee Appointments.	No	No
Minor housekeeping updates to clarify the policy which included: adding ETFs to the section in 4.3; FX and cryptocurrency in 4.4.2.1; Automatic sales for fees in 4.4.2.2; updating various links throughout the policy; updating the Group Compliance and Legal Director title throughout.
August 2021	Housekeeping changes: No change to process, tidying up policy wording and making it clearer.	No	No
January 2022	References to: 1) Compliance Monitoring and Ethics Team updated to Compliance Code of Ethics Team; and 2) Head of Compliance Monitoring and Ethics updated to Head of Group Compliance Staff Regulatory Responsibilities.	No	No
March 2022	Post-Brexit updates made for UK/EU MiFID references throughout the policy. Name change for the Policies Training & Reporting team to Events & Global Registrations team.	No	No
May 2022	Following a query from an Investment Trust Board, we have decided to tighten up the language around PA dealing during BG Investment Trust share buy-backs. New section 4.4.5. added.	No	No
	Various minor housekeeping updates.	No	No
October 2022	Additional language added to clarify the definition of ‘immediate family member’ and ‘known close associate’ regarding the subject of Politically Exposed Appointments in section 3.4.1 Types of Outside Business Interests.	No	No
January 2023	Incorporate South Korea’s Anti-Graft Rule in section 5.5.	No	Yes
April 2023	Various minor housekeeping updates. Events & Global Registrations team changed to Global Regulatory Registrations and Reporting team.	No	No
April 2023	Update to ‘covered securities’ sections 4.3 and 4.8 to cover: stock tokens and terminology around ETPs and ETFs.	No	No
April 2023	Minor update to section 3.4.4 Personal Associations. Additional sentence added to clarify the existing conflicts disclosure requirement that any relevant personal associations within BG that could give rise to a potential conflict of interest, should be disclosed to Compliance.	No	No
April 2023	Agreed at the Policy Review Sub Group to remove references to the Compliance Committee from the Interpretation and Waiver section.	No	No
April 2023	Code of Ethics Policy reviewed from a Consumer Duty perspective and minor wording changes made to the Purpose and Guiding Ethical Principles sections.	No	Yes
April 2023	Agreed at the Policy Review Sub Group to remove references to specific regulators in order to simplify/make this a Group Policy.	No	No
May 2023	Reference to Compliance Counsel updated to North American Compliance Team in section 5.1.6.	No	No
August 2023	Clarified staff in scope of conduct rules in section 2.1.	No	No
September 2023	Clarification added for Outside Business Interests disclosure	No	No

Code of ethics policy	2024

March 2024	Annual policy review – slight change to who will discuss business related external positions outside the firm. Rationale is that in practice, it is better to ensure it's not the responsibility of one individual (a chair) in case they are absent. In addition, there can be overlap between an ELG member and the individuals head of department.	No	No
March 2024	Annual Policy Review – changed references from joint Senior Partners to managing Partners.	No	No
March 2024	Annual Policy Review - References to Head of Group Compliance Staff Regulatory Responsibilities updated to Head of Group Ethics, Compliance Training and Technology.	No	No
March 2024	Various housekeeping changes/additional points of clarity in relation to business lunches/dinners, gifts and entertainment. This follows recommendations from Compliance Monitoring. None of these changes are material.	No	No
May 2024	Minor non-material changes have been made to the Political Contributions section of the Group Code of Ethics. Existing detailed guidance on rules and requirements for US Political Contributions has been updated and removed from the Group policy into a separate jurisdictional section of the Group Compliance Manual for BGO and BGI.	No	No
July 2024	Changes have been made to the Outside Business Interests section (3.4.2) of the Group Code of Ethics. New Singapore specific guidance on rules and requirements for BGAS representatives added.	Yes	Yes
July 2024	References to: 1) Compliance Code of Ethics team updated to Conduct & Market Oversight team; and 2) Head of Group Ethics, Compliance Training and Technology updated to Senior Manager, Conduct & Market Oversight.	No	No
July 2024	Changes have been made to the Reporting requirements (4.7.4) section of the Group Code of Ethics. New Singapore specific guidance on rules and requirements for BGAS representatives added.	Yes	Yes
July 2024	New Singapore specific guidance on rules and requirements for BGAS representatives added as a new section 5.6.	Yes	Yes
July 2024	Changes have been made to the Entity scope and Regulatory scope sections of the Group Code of Ethics to include Baillie Gifford Asia (Singapore) Private Limited (BGAS) and Monetary Authority of Singapore (MAS).	Yes	Yes
July 2024	Change has been made to the summary table of security types and pre-clearance and reporting requirements (4.8). ‘Corporate Bonds’ changed to ‘Corporate Debt Instruments’.	Yes	No

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